Exhibit 99(a)(1)(D)

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What to know before you request to have your shares repurchased

YieldStreet Prism Fund Inc. (“we,” “us” or the Fund) is conducting an offer to repurchase shares pursuant to a share repurchase program to provide limited liquidity to our investors. If you elect to sell shares in the offer, you can submit your repurchase request electronically through the Yieldstreet platform. We are offering to repurchase up to 141,809 shares of our common stock at a price of $9.77 per Share, the NAV per Share as of March 31, 2021.

Limited liquidity options

To provide our stockholders with limited liquidity, we intend to, but are not obligated to, conduct quarterly share repurchase offers pursuant to our share repurchase program. We may suspend or terminate the share repurchase program at any time. This share repurchase program should not be relied upon as a method to sell shares promptly or at a desired price.

Repurchase requests are subject to review and are not guaranteed

We will limit the number of shares that we offer to repurchase. As such, there is no guarantee that your repurchase request will be approved. Additionally, if the number of shares submitted for repurchase by investors exceeds the number of shares we seek to repurchase, shares will be repurchased on a pro-rata basis, and not on a first-come, first-served basis.

Repurchases are subject to taxation

Any repurchases of shares will be reported to the Internal Revenue Service and may be taxable. Neither we, nor YieldStreet Management, LLC, nor any of our affiliates provides tax advice; therefore, we highly recommend that you consult your financial representative or tax advisor for more information beforehand.

Documents

We highly recommend that you review the following documents to fully understand the terms and conditions of the tender offer process.

Offer to Purchase	FAQ	Letter of Transmittal

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Input Page

Request to have shares repurchased

Investment balance*	Offering
$XXXXX.XX	Yieldstreet Prism Fund

* Total investment balance is based on the Purchase Price of $9.77 per share, and may differ from the current balance of your active holdings visible in your Portfolio.

Enter your desired repurchase amount

Desired Amount $XX,XXX.XX	Shares XXXX.XXX

☐   I’d like to sell my entire position

Acknowledge and sign

☐ I understand that the amount of my shares that are repurchased may be lower than my requested amount if the aggregate amount of repurchase requests exceeds the number of shares YieldStreet Prism Fund Inc. plans to repurchase, as per the limitations set forth in the Offer to Purchase by Yieldstreet Prism Fund Inc.

☐ I have read and understood the Offer to Purchase and Letter of Transmittal.

☐ I certify, under penalty of perjury, that (i) the social security number or taxpayer identification number previously setup on the Yieldstreet platform is correct (ii) that I am not subject to backup withholding, and (iii) I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

By my signature below, I hereby execute the Letter of Transmittal pursuant to the Offer to Purchase, certify that I have read and agree to the Terms of Service and Privacy Policy and that all foregoing information is accurate and truthful.

Your initials

[Back] [Submit]

Post-Submission Page

Your repurchase request has been received

Request summary

Investor account	Amount	# of equivalent shares
[investor account name]	$XXXXX.XX	XXXX.XXXX

Next Steps

Open Tender Offer Period

We will continue to accept repurchase requests from May 4, 2021 to June 1, 2021. Your request will be processed only after the tender period has closed.

Tender Offer Execution and Payment

Given that we are limited in the amount that can be repurchased during each tender offer period, your final amount repurchased may be less than your requested amount. Payment will be made to your Yieldstreet Wallet promptly after the close of the tender offer period. We will send you an email with the executed price and total value repurchased following the close of the tender offer period.

If you have any questions about this process, please refer to the FAQ document. If you elect to cancel your repurchase request at any time prior to the expiration of the offer, you may do so by sending an email notice to investments@yieldstreetprismfund.com.

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FAQ Document

Am I required to have my shares repurchased during these tender offer periods?

You are not obligated to have any shares repurchased at this time. If you are not interested in having shares repurchased, you may disregard the notice about the repurchase offer.

How long will the share repurchase period be open?

Any repurchase offer presented to our stockholders will remain open for a minimum of 20 business days following the commencement of each tender offer period. All repurchase requests must be received prior to the expiration of the tender offer period in order to be valid. If there are any material revisions to the terms of the repurchase offer, we will inform investors and revise the terms of the repurchase offer reflecting such changes available and may extend the repurchase offer period.

Can I elect to sell my entire holding in the Prism Fund?

While there is no limit to how many shares a shareholder may request to sell, we are limiting the aggregate number of shares to be repurchased from all stockholders to 5% of the weighted average number of shares outstanding as of the end of the prior calendar year, in each quarter. If the amount of repurchase requests exceeds the number of shares we seek to repurchase, we will repurchase shares on a pro-rata basis. As a result, we may repurchase less than the full amount of shares that you request to have repurchased.

Why is my total investment value available for the tender offer different than my current value of holdings?

The share price for the tender offer is the NAV per share as of the previous quarter ending prior to the current tender offer and therefore may differ from the current value of your holdings.

May I cancel my repurchase request after submission?

At any time prior to one minute past 11:59 PM ET, on the expiration date of the respective tender offer period, any stockholder may withdraw their repurchase request. Stockholders may withdraw their submissions by sending an email notice to investments@yieldstreetprismfund.com.

When will I be paid for my repurchase request?

If we have accepted your request within the tender offer period, we expect to send payment to your Yieldstreet Wallet promptly after the close of the tender offer period.

Are there fees and expenses associated with the share repurchase program?

To the extent the Fund’s Board of Directors determines that it is appropriate to do so, we may reduce the repurchase price in any quarter by up to 2% in order to offset the expenses we expect to incur in connection with conducting such repurchase offer. The Fund’s Board of Directors has not determined to reduce the repurchase price in connection with this Offer.

Is the repurchase of my shares as part of this tender offer a taxable transaction?

For most shareholders, yes. We anticipate that U.S. stockholders, other than those who are tax-exempt, who sell shares as part of the tender offer will recognize a gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for shares sold and their adjusted basis. We highly recommend that you consult your financial representative or tax advisor for more information prior to a repurchase decision.

Will you always be offering a repurchase program every quarter?

To provide our stockholders with limited liquidity, we intend to, but are not obligated to, conduct a quarterly share repurchase program, beginning in Q2 2021. While we intend to conduct quarterly repurchase offers as described in our prospectus, we are not required to do so and the Fund’s Board of Directors may suspend or terminate the share repurchase program at any time. This share repurchase program should not be relied upon as a method to sell shares promptly and at a desired price.

Emails

1.	Announcement Emails and Social
2.	Email Notice to Stockholders (TBD @ TBD PM ET)
3.	Repurchase Request Received email (triggered at the time of redemption request)
4.	Tender offer now expired (TBD @ TBD PM ET)

Email 1 - Email Notice to Stockholders - Tender Offer for Yieldstreet Prism Fund

Subject:

The Yieldstreet Prism Fund’s first liquidity event

Body:

THIS IS NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER.

IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME,

KINDLY DISREGARD THIS NOTICE.

Dear {{Investor Account}}

The Yieldstreet Prism Fund is conducting an offer to repurchase shares pursuant to a share repurchase program, in order to provide limited liquidity to investors. We understand that capital needs change over time, and this liquidity event is intended to provide flexibility to stockholders should they need access to some portion of their initial investment prior to the Fund’s termination date. We will limit the number of shares that we offer to repurchase. As such, there is no guarantee that your full repurchase request will be approved. If the number of shares submitted for repurchase by investors exceeds the number of shares we seek to repurchase, shares will be repurchased on a pro-rata basis, and not on a first-come, first-served basis.

The Yieldstreet Prism Fund is offering to repurchase up to 141,809 shares of its common stock at a price of $9.77 per Share, the NAV per Share as of March 31, 2021.

The repurchase offer begins on May 4, 2021, and ends one minute past 11:59 PM ET, on June 1, 2021 unless otherwise extended. If you would like to request that a portion of your shares be repurchased, please complete and submit your request via the Yieldstreet platform. All requests must be received through the Yieldstreet platform before the end of the offer period.

We highly recommend that you read the terms and conditions as set forth in the attached Offer to Purchase, which is also available within your portfolio on the Yieldstreet platform.

Investors are not obligated to submit a repurchase request. Should you wish to maintain your current holding no further action is required and you can disregard this email. We will continue to notify you on a quarterly basis prior to any future tender offers.

If you have any questions about the tender offer process, please contact investments@yieldstreetprismfund.com. Additionally, please refer to the Tender Offer FAQ.

Sincerely,

Michael Weisz

President

YieldStreet Prism Fund Inc.

Attachments

Offer to Purchase

Tender Offer FAQ

Email 2 - Repurchase request received

Subject:

We’ve received your Yieldstreet Prism Fund repurchase request

Body:

{{investor_account_name}}, we've received your request to sell {{request_amount}} of your investment in {{Offering Name}}.

Next Steps

Open Tender Offer Period

We will continue to accept repurchase requests until June 1, 2021. Your request will be processed only after the expiration of the tender offer.

Tender Offer Execution and Payment

Given that we are limited in the amount that can be repurchased during each tender offer period, your final amount repurchased may be less than your requested amount. Payment will be made to your Yieldstreet Wallet promptly after the close of the tender offer period. We will send you an email with the executed price and total value repurchased following the close of the tender offer period.

If you have any questions, please refer to the FAQ document.

If you elect to cancel your repurchase request at any time prior to the expiration of the offer, you may do so by sending an email notice to investments@yieldstreetprismfund.com.

Email 3 – Tender offer expiration

Subject:

Repurchase request completed for Yieldstreet Prism Fund

Body:

Tender Offer for Yieldstreet Prism Fund is now closed.

The tender offer for Yieldstreet Prism Fund is now closed, and we are processing your request. The final purchase price for the tender offer was {{EXECUTED_NAV}}.

{{#if EXECUTED_AMOUNT < REQUEST_AMOUNT}} The value of your request was reduced from {{REQUEST_AMOUNT}} to ((EXECUTED_AMOUNT}} due to excess demand in repurchase requests. You will receive payment for your repurchased shares into your Yieldstreet Wallet within six business days.

{{else}} You will receive ((EXECUTED_AMOUNT}} for your shares sold in your Yieldstreet Wallet within six business days.

If you have any questions, please contact investments@yieldstreetprismfund.com.

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